EXHIBIT 16

[Deloitte & Touche LLP Letterhead]

April 29, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the 401(K) Savings Plan of Fiserv, Inc. and its Participating Subsidiaries’ Form 8-K dated April 28, 2008, and we have the following comments:

1.	We agree with the statements made in the first through fifth paragraphs.

2.	We have no basis on which to agree or disagree with the sixth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP